EXHIBIT 10.4

CONFECTION WORK CONTRACT

Between the subscribers, that is to say: MAMORU SAITO, of legal age, identified with the passport N° TZ0234988, of Japanese nationality, who acts in his condition of legal representative of ODIN ENERGY SANTA MARTA CORPORATION Ltda., identified with the NIT 900108681-6 and with principal domicile in Santa Marta (Colombia) legally constituted commercial society, and whom for effects of the present contract will be denominated the CONTRACTING PARTY, and JORGE SIERRA, of legal age, identified with the citizenship id N° 91.011.257 issued in Barbosa-Department of Santander, and who for the effects of the present document will be denominated the CONTRACTOR , agree to celebrate the present Civil work contract, which will be regulated by the pertinent civil dispositions and in special for the following articles:

FIRST. Object. The CONTRACTOR commits itself to execute towards the CONTRACTING PARTY, the manufacture, assembly and installation of 9 iron tanks, according to the following amounts, specifications and prices, and in harmony with the denominated document “quotation” presented by the CONTRACTOR November 9th, 2006:

TANKS	AMOUNT	UNITARY PRICE	TOTAL
560 Tons	6	$40.000.000	$240.000.000
450 Tons	1	$33.000.000	$33.000.000
87 Tons	2	$8.000.000	$16.000.000
Total			$289.000.000
Profit 5%			$14.450.000
IVA 16% on profit			$2.312.000
Total			$305.762.000

PARAGRAPH.1. The CONTRACTING PARTY commits itself to provide the raw material that are required for the manufacture, assembly and installation of all the iron tanks, except, the necessary machinery and tools for the execution of the works, which, will be contributed by the CONTRACTOR. The CONTRACTING PARTY will not be responsible for the deterioration loss of these tools during the execution of the present contract.

The provision of the raw materials that are required for the manufacture, assembly and installation of all the iron tanks will have to be made by the CONTRACTING PARTY from the subscription of the initiation act according to the writing requirements done by the CONTRACTOR.

PARAGRAPH. 2. Location of the tanks. The tanks whose confection constitutes the object of the present contract will be constructed in the city of Santa Marta, in the following real estate: 1) Real Estate denominated “EL COMPÁS”, located in Santa Marta District, Magdalena Department, with the following measures and bounderies: NORTH, with

Carlina Cifuentes Cruz real estate, SOUTH and EAST: With William Flye lands, WEST: Mamatoco Old road, with a total area of 16.770 square meters. (Amount that could vary in conformity with new measures to be made by Agustín Codazzi) Distinguish with the Inmobiliary registration number No. 080-4751 of Santa Marta Public Instruments office, with land registry No. 00-02-0004-2005-000. 2) Real Estate denominated “SAN JOSÉ”, located in Santa Marta District, Magdalena Department, with the following measures and bounderies: NORTH: E.J. OBERLE’s heirs land; SOUTH: Luís Acosta Barros’s Land; EAST: Lanas that are or were propriety of A Carrieker and Catalina Ferguson; WEST: Mamatoco road before in middle Libano, lands that are or were propriety of Simón Solano, with a total area of 23.240 square meters. (Amount that could vary in conformity with new measures to be made by Agustín Codazzi) Distinguish with the land registry No. 080-8763 of Santa Marta’s Public Instruments office, with land registry No. 00-020004-2006-000

SECOND. Unitary amounts of work and prices. The CONTRACTOR commits itself towards the CONTRACTING PARTY to execute the works object of the present contract to the unitary prices, and in the amounts established in the document denominated “quotation” presented by the CONTRACTOR November 9th, 2006. PARAGRAPH 1. The amounts of work will be modifiable if the CONTRACTING PARTY arrange the execution of works not anticipated but included within its object, or if the parts subscribe additional contracts.

THIRD. Value of the contract. The value of the present contract is the amount of THREE HUNDRED FIVE MILLION SEVEN HUNDRED SIXTY TWO THOUSAND PESOS ($305.762.000) LEGAL CURRENCY, as discriminated in the denominated document “quotation” presented by the CONTRACTOR November 9th 2006. The unitary and total values will be un modifiable during the validity of the contract, unless the CONTRACTING PARTY arranges the opposite.

PARAGRAPH 1. The CONTRACTOR declares that the unitary prices contained in the article second of this contract, include all the required direct and indirect costs for the execution of the work. Therefore the CONTRACTING PARTY, will not recognize different sums from the indicated here for the execution of the same ones, unless the CONTRACTING PARTY arranges the execution of additional works included within the object of the contract, or if the parties subscribe additional contracts that imply variation of the agreed value.

FOURTH. Validity of the contract and term of execution of the work. The execution term, that is to say, the term during which the CONTRACTOR commits itself to execute and to deliver to whole satisfaction of the CONTRACTING PARTY, the totality of the work object of the present contract, will be of 5 months counted as of the date of subscription of the initiation act ; and the validity of the contract will be the term of determined time to evaluate by the CONTRACTING PARTY the contractual execution, to advance the necessary actions to assure the fulfillment of the contracted object; this term will be computed as of the date of the perfection of the contract and will contain the execution time and 6 months more. The CONTRACTOR commits itself to initiate the execution of works as of the following working day to the subscription of the initiation act that also will be subscribed by the inspector of the work that designates the CONTRACTOR. The initiation act will be subscribed whenever the competent public authorities have authorized the necessary permits and licenses for the beginning of work or works.

Paragraph 1. In case of not being able to give fulfillment the delivery of the work in the indicated date, the CONTRACTOR will pay to the CONTRACTING PARTY for each day of unjustified moratorium, without damaging of the principal obligation and without previous requirement, the equivalent to 10 effective legal monthly minimums wages  for every day of delay. The value of the effective legal minimum monthly wage will be the one that prevails for the date of the breach.

Paragraph 2. The mentioned term of 5 months will be able to be prorogued by mutual agreement between the parties with advance to the date of its expiration by means of the celebration of an additional writing contract.

SIXTH. Mode of payment. The CONTRACTING PARTY will pay to the CONTRACTOR the value stipulated in the previous article in the following form: a) An advance payment  equivalent to the TWENTY FIVE (25%) on the basic value of the contract for whose delivery will be requisite indispensable the constitution on the part of the CONTRACTOR, once perfected the contract, of the unique guarantee approved by the legal adviser of the CONTRACTING PARTY, that is to say, by Doctor ALBERTO JOSE OVALLE BETANCOURT, identified with C. C. N. 85.477.781 of Santa Marta and carrier of Professional Card Not 107.900 issued by the Superior Council of the Judicature. The balance will be paid by biweekly accounts accompanied of the partial work receipt acts, discounting of them the 25% percentage corresponding to the advance payment. The receipt acts with base in which they will take place will have to count on the approval of the inspector of the works and the legal adviser of the CONTRACTING PARTY and it will have to be subscribed by the parties.

Paragraph. It will be requisite for the delivery of the advance payment that the BUILDING CONTRACTOR demonstrates the full payment of the premium corresponding to the policy granted as guarantee with foundation in the present contract.

SEVENTH. Temporary suspension.—By circumstances of greater force or act of God will be able in common agreement between the parts to temporarily suspend the execution of the contract by means of the subscription of a act where such event consists, without computed for the effects of the extinct term, the time of the suspension. In this case the BUILDING CONTRACTOR will prorogue the validity of the unique guarantee by an equal term to the one of the suspension. In the suspension act the reasons that have given rise the same will be exposed, the obligation of the BUILDING CONTRACTOR to prorogue the validity of the unique guarantee by an equal term to the one of the suspension and will be determined the date to which the work will be reinitiated.

EIGHTH. Additional contracts. When there is necessity to introduce modifications in the design, planes or specifications that essentially vary the work plan or agree to greater amounts of work or the work execution specified in the contract but included in its object, which they do necessary to modify the term or the been suitable value, will be subscribed an additional contract.

When the issue are the additional contracts to modify the value by a greater number of items of initially agreed or by the inclusion of new ones, these will be settle down in common agreement between the parties, having taken as it bases for its analysis the general conditions of the market at the time of agreeing to the additional contract, this with the purpose of maintaining the economic balance of itself, as much for tariffs, yields, prices of materials, wages, direct costs, etc. It will be indispensable requisite so that can begin the execution of the additional contract, its improvement, addition and/or prorogation of the guarantee and approval of the same one.

Paragraph First. The CONTRACTOR, will not be able to separate from the planes approved by the CONTRACTING PARTY nor from the specifications that are part of the present contract, without written authorization of the CONTRACTING PARTY and previous concept of the inspector. If the CONTRACTOR, allows what is settled down here not only will lose the right to demand the recognition and payment of any sum for additional work concept that results from the modification of the planes and specifications, but that will be responsible of the damages that causes to the CONTRACTING PARTY, in regard to his infraction.

Paragraph Second. Any claim that the CONTRACTOR considers pertinent to formulate with respect to the orders issued by the CONTRACTING PARTY, will have to be done properly based in writing within the 3 following working days to the date in which the order occurred. The presentation of the claim will not give right to the CONTRACTOR to suspend the works and will have to continue executing it, unless it receives from the CONTRACTING PARTY a different order.

Paragraph Third. The CONTRACTOR will not be able to change or to retire the machinery offered for the execution of the contract without the previous and written consent of the inspector. The machines withdraw could be verified once the machinery and the used tools fulfill its entire function or mean, always with the inspector approval.

NINTH.- Entailment of personnel and workers benefits. The CONTRACTOR is the only person in charge by the entailment of personnel who makes on its own name, by its account and risk, without the CONTRACTING PARTY acquires some responsibility by these acts. Therefore it corresponds to the CONTRACTOR the payment of the wages, suspensions, benefits and indemnifications to that there is place.

Paragraph 1. The payment of the wages, social benefits and indemnifications of the personnel who the CONTRACTOR occupies in the work will be of exclusive charge of this one; but it does not fulfill satisfactorily such obligations, the CONTRACTING PARTY will be able to retain, of the partial payments or the final liquidation, the necessary sums for it. The CONTRACTOR will exhibit, to request of the CONTRACTING PARTY and without judicial requirement, the lists and other documents that credit the fulfillment of the labor obligations. But, in any case, the CONTRACTING PARTY conserves the faculty to repeat any sum that by these concepts must pay the CONTRACTOR.

Paragraph 2. Before initiating the work the CONTRACTOR commits itself to obtain a collective life insurance policy for his personnel and to affiliate the personnel to the promotional organization of health that they choose and to the other organizations that by law must do it. Otherwise, the CONTRACTING PARTY, to his free determination, will come to obtain the policy and to carry out the affiliations, debiting of the price of this contract the value of the premiums and the contributions or quotations.

Paragraph 3. It is prohibits to the CONTRACTOR to use in the work personnel that is not cover the mentioned insurance and affiliations. The violation of this prohibition constitutes serious breach of the present contract. The inspector will exercise strict control on this subject and will immediately communicate any irregularity to the CONTRACTING PARTY.

TENTH. Cession. The CONTRACTOR only will be able to yield the present contract with previous written authorization of the CONTRACTING PARTY.

ELEVENTH. Subcontracts. The CONTRACTOR only will be able to subcontract anything that does not imply the execution of all the object of the present contract, with previous written authorization of the CONTRACTING PARTY. In the text, of the authorized subcontracts, it will be left certainties that are understood celebrated inside and without prejudice of this contract terms and under the exclusive responsibility of the CONTRACTOR. The CONTRACTING PARTY will be able to order the completion of the subcontract at any time, without the CONTRACTOR or the subcontractor right to demand indemnification of damages or to restore actions against the CONTRACTING PARTY by this cause.

TWELFTH. INTERVENTION. The CONTRACTING PARTY will verify the execution and fulfillment of the works and activities of the CONTRACTOR by means of an inspector. The divergences that appear between the CONTRACTOR and the inspector will be dissolved by the CONTRACTING PARTY. The inspector will not be able to exonerate to the CONTRACTOR of any of the obligations or contractual duties; neither will be able without previous written authorization of the CONTRACTING PARTY to order work that brings with itself variations in the term or the value of the contract, nor carry out any modification of the conception of the design of contracted works.

The inspector will reject all those works or materials that do not meet the conditions demanded in documents of the contract and the CONTRACTOR commits itself to execute to his cost the changes and modifications that are necessary for the strict fulfillment of the agreed in this document. If the CONTRACTOR refuses to execute the changes and modifications indicated by the inspector, the CONTRACTING PARTY will be able to directly execute them or trough a third party, charging the expenses that these corrections cause to the CONTRACTOR, without prejudice of the fines or sanctions that takes place.

Paragraph.—It is understood that the inspection, coordination, revision and control that of the works the inspector does not exempt the CONTRACTOR neither partly nor in everything of the responsibility that is incumbent on to him in agreement with the law and with the anticipated in this contract, by the handling of the advance payment, the security of the work and any defect or deficiency of the same one. It corresponds to the inspector the coordination, control and revision of the execution of the work, so that this one is developed in accordance with the predicted in the contract, for which will perform the following functions: a) Exerting control on the materials and construction systems in order that the agreed ones in the respective contract are used and the conditions of quality, security, economy and suitable stability are fulfilled; b) To measure the amounts of work executed monthly and to inform to the CONTRACTING PARTY on the advance of the work, indicating if this one adjusts to the work plan or on the contrary to analyze the arisen causes and problems so that the pertinent measures are taken, indicating the special recommendations and commentaries that believe advisable; c) To verify that the investments that the CONTRACTOR carried out with the money given by the CONTRACTING PARTY in quality of advance payment, are reversed solely in the object of the contract of the most efficient and economic way; d) In order to give fulfillment to the previous function, this will ask to the CONTRACTOR monthly for, photocopy of the banking extract of the account opened for the handling of the advance payment and it will annex to it the report which deals the literal b) of this article; e) To send copy of the report established in the literal b) of this article to the legal adviser of the CONTRACTING PARTY; f) To review books of accounting of the CONTRACTOR and to demand the information he considers necessary. g) To analyze the planes, designs and specifications of the project, the programs of investment of the advance payment and general investment and the work plan, the equipment use program, the personnel use program and to verify its fulfillment; h) To verify the fulfillment of the safety measures and control that must adopt the CONTRACTOR; i) To elaborate and to subscribe: 1. The work initiation act considering that the CONTRACTOR must initiate the execution of the same one as of the following working day to the subscription of the corresponding act, which will be due to elaborate within the three following working days to the emission of the check that contains the advance payment. 2. Partial work receipt acts. 3. Work final receipt act. 4. The act of liquidation of the contract that will sign the parties and the legal adviser of the CONTRACTING PARTY. j) To carry out the field tests, of laboratory and control of materials in the cases that the required norms and specifications of construction are in agreement with those govern in the contract, being able of conformity with the results of suggesting changes in the construction methods that consider inadequate; k) To review and to approve the work plans presented by the CONTRACTOR and to verify that these correspond to the stipulated in the original program and to the harmonic development of works; l) To emit technical concept on the temporary suspension, additional contract celebration ; m) To be responsible for the opportune, completes and satisfactory execution of the work, and by the fulfillment of the CONTRACTOR in relation to the amounts and quality of the same, according to the agreed in the contract, and its defect to inform to the CONTRACTING PARTY and the legal adviser about this, detailed and opportunely on the breaches and other situations that put in danger the satisfactory execution of the work, and n) To watch the fulfillment of the norms on environment, and in individual that the CONTRACTOR does not cause damages to the ecosystem in zones next or adjacent to the work site.

THIRTEENTH.- Work Plan. The CONTRACTOR commits itself to execute works object of the present contract in agreement with the plans and general programs of work. The breach of the works will carry to the CONTRACTOR the sanctions established in this contract.

The CONTRACTING PARTY reserves the right to reject any part of the work or the material that is not agreed with the specifications of the contract or security demanded.

FOURTEENTH. Guarantees. Within the 5 following working days to the perfection of the contract, the CONTRACTOR commits itself to constitute in favor of the CONTRACTING PARTY the unique guarantee granted trough a banking organization or insurance company, whose main policy is approved by the Banking Supervision, that shelter the following risks:

1. Fulfillment of the contract equivalent to the one hundred percent (100%) of the total value of the contract whose validity will be equal to the duration of the contract and six (6) more months.

2. Handling and good investment of the advance payment whose quantity will be equivalent to the one hundred percent (100%) of the basic value of the same, effective for the duration term of the contract 3 more months.

3. Stability of the work equivalent to the one hundred percent (100%) of the final total value of the work, effective for five (5) years counted as of the date of the act of delivery and final receipt of the work. This shelter will take place by means of modification of the unique guarantee, and will have to be constituted simultaneously with the receipt of the work and its approval will be necessary condition so that the final receipt act produces legal and contractual effects and takes place the total payment of the price to the CONTRACTOR.

4. Payment of wages, social benefits and indemnifications of the personnel subcontracted by the CONTRACTOR equivalent to the thirty percent (30%) of the total value of the contract, and will have to be extended for the term of validity of the contract and three (3) more years, counted from its improvement

5. Collective life insurance.

6. Extra contractual Civil responsibility for damages to third parties, equivalent to the fifty percent (50%) of the total value of the contract, extendible by the term of its counted validity and (5) years as of the date of the act of delivery and final receipt of the work. This shelter will be constituted since the beginning and will have to be extended simultaneously with the final receipt of the work and its approval will be necessary condition so that the final receipt act produces legal and contractual effects and takes place the total payment of the price to the CONTRACTOR.

The guarantee will have to be approved by the legal adviser of CONTRACTING PARTY

FIFTEENTH. Taken care of works. From the subscription of the works initiation act to the final delivery of the same one, the CONTRACTOR will assume to whole responsibility its care. In case that damage or loss or works flaw or some part of them take place the CONTRACTOR will have to repair them and to replace them to his cost, in such way that to their definitive delivery to the CONTRACTING PARTY, the works are in good conditions and state, in accordance with the conditions of the present contract and with the instructions of the inspector.

Within the same term the signaling and maintenance of the transit in the contracted sector are obligations in charge of the CONTRACTOR, who will be responsible for the damages caused to third parties or the CONTRACTING PARTY by lack of signaling or deficiency of it.

The CONTRACTOR will have to verify all the specifications and measures of works and will be responsible for any error in the execution of the contract.

SIXTEENTH.- Fines. In case of Moratorium or partial breach of the contractual obligations in charge of the CONTRACTOR, different to the delivery of the works on the agree date, this one authorizes specifically, by means of the present document to the CONTRACTING PARTY to carry out the appraisal and collection, previous requirement, of successive daily fines of the one percent (1%) of the total value of the contract, without these exceed of 10% of the total value of it. The liquidation of the fines will be carry out by the inspector in the partial receipt acts and in the final act and/or of receipt of the work, according to the moment at which they are caused, and its collection will take place discounting the value of the same ones in the partial payments and/or final, according to the case. In the event in which it cannot be discounted opportunely or those are not paid within the following month to his appraisal by the CONTRACTOR, it will be included in the conducted liquidation, which will lend executive merit, and its collection will be able to take place with charge to the fulfillment guarantee.

SEVENTEENTH. Pecuniary penal clause. In addition to the previously predicted sanctions in charge of the CONTRACTOR. If it will be gotten to happen the event of total breach of the obligations in charge of the CONTRACTING PARTY, or of the CONTRACTOR, this will have to pay to title of pecuniary penal article, the party that failed to fulfill, the corresponding value of thirty percent (30%) of the total value of the contract, those will be able to be received, previous requirement, with base in the present document, which will lend executive merit, or could be made effective by the CONTRACTING PARTY the fulfillment shelter, constituted through the unique guarantee.

EIGHTEENTH. TERMINATION OF THE CONTRACT. The CONTRACTING PARTY will be able to give by terminated the contract in the state in which it is if some of the constituent facts of breach in charge of the CONTRACTOR which affects of serious and direct way the execution of the contract and demonstrates that it can lead to his paralysis, also if appears that the CONTRACTOR executes the works in such form so that it does not guarantee reasonably his opportune completion. Also, in case of dissolution or liquidation of the CONTRACTOR.

In these events, if the CONTRACTING PARTY decides to abstain to give by finished the contract; this will adopt the necessary control of and intervention measures, that guarantee the execution of the contracted object. The completion of the contract will not prevent that the contracting organization takes possession of the work or immediately continues the execution of the contracted object, through guarantor or another CONTRACTOR, to whom at the same time will be able to be given by finished the contract with him whenever to there is place. The unilateral termination of the contract in the anticipated cases in this article will not grant the right to indemnification in favor of the CONTRACTOR, who will become accredited to the sanctions anticipated in this document.

The termination of the contract by the CONTRACTING PARTY will be constituent of the breach wreck.

NINETEENTH..- Liquidation of the contract. The present contract will be liquidated in common agreement between the parties within the following 15 working days to the date in which the final receipt act is subscribed or of the termination of the contract by the CONTRACTING PARTY or to the date of the agreement that arranges it. In the liquidation act the agreements will consist, conciliations and transactions at that the parts will arrive to end the presented divergences and to be able to declare itself to peace and safe. For the liquidation will be demanded to the CONTRACTOR the extension or broad if it is of the case, of the contract of the work stability guarantee, the quality of the good or provided service, to the provision of spare parts and accessories, to the payment of wages, benefits and indemnifications, to the civil responsibility and, in general, to guarantee the obligations that must fulfill after the extinction of the contract.

For the liquidation will have to compile the following documents: 1. Copy of the contract and its modifications. 2. Copy of all the acts that are part of the contract. 3. Relation of all the payments done to the CONTRACTOR. 4. The validity of the unique guarantee of fulfillment. This act will be left certainty of: 1. Delivery of works on the part of the CONTRACTOR and the receipt to satisfaction on the part of the CONTRACTOR. 2. The reforms in the term and prices if there is any. 3. The amounts of executed work and their values. 4. Number of partial acts of work receipt. If the CONTRACTOR does not appear to liquidate the contract in the previously indicated term, the CONTRACTING PARTY will carry out it unilaterally. The inspector and the CONTRACTING PARTY legal adviser will subscribe the act of liquidation of the corresponding contract.

Paragraph. If the CONTRACTOR does not appear to the liquidation or the parties do not reach agreement on the content of the same one, within the term established in the previous article, it will be practiced direct and unilaterally by the CONTRACTING PARTY organization and it will be known by means of mail sent to the address of the CONTRACTOR that appears in the annexed mercantile certificate to the present contract.

TWENTIETH. Documents of the contract. The following documents forms integral part of this contract: a) Proposal presented by the CONTRACTOR November 8, 2006; b) The planes approved by the CONTRACTING PARTY and the builds specifications given to the CONTRACTOR; c) All the acts that take place during the execution of the contract.

TWENTIETH FIRST. Improvement and execution requirements. The present contract is considered perfected with the subscription of the same by the parties.

TWENTIETH SECOND. Address. For all the legal effects of the present contract the domicile will be the city of Santa Marta.

TWENTIETH THIRD. CONTRACTOR’S Independence. The CONTRACTOR will act on his own account, with absolute autonomy and he will not be put under labor subordination with the CONTRACTING PARTY, committing itself to make with his own means and under their responsibility this work. Therefore, this contract is not of labor character and it does not generate labor benefits to its favor.

TWENTIETH FOURTH. Damages to third parties.- the CONTRACTOR commits himself to respond of the damages that he or their employees cause to third people.

TWENTIETH FIFTH. Contract’s modifications. When by cause imputable to the CONTRACTOR the economic balance of this contract is broken, the parts will be able to modify it in common agreement. Any modification to this contract will have to be in writing signed by the two parties.

TWENTIETH SIXTH. CONTRACTING PARTY’S SPECIAL OBLIGATION. If during the execution of the contract the CONTRACTING PARTY should provide to the CONTRACTOR element or machinery, different to the predicted in the document denominated civil Works budget that form integral part of this contract, by means to be used for its Works incorporation that is built, the CONTRACTING PARTY should provide it no latest than between the following 45 days to its request that in such sense do the CONTRACTOR.

In assent signal the parties subscribe the present document in two originals of the same tenor, the day 30 of November of 2006.

s/Mamoru Saito MAMORU SAITO PASSPORT: N° TZ0234988 ODIN ENERGY SANTA MARTA CORPORATION LIMITADA	s/Jorge Sierra JORGE SIERRA BARBOSA ISSUED ID: Nº91.011.257 CORPORATION LIMITADA